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                                                                     EXHIBIT 4.1

                                  AMENDMENT TO
                              RADYNE COMSTREAM INC.
                          2000 LONG-TERM INCENTIVE PLAN

                                  MAY 22, 2002

         Radyne ComStream Inc. (the "Company") previously approved and adopted the Radyne ComStream Inc. 2000 Long-Term Incentive Plan (the "Plan") to promote the success and enhance the value of the Company by linking the personal interests of its members of the Board, employees, officers, and executives of, and consultants and independent contractors providing services to, the Company to those of the Company's stockholders and by providing such individuals with an incentive for outstanding performance in order to help grow the Company and to generate superior returns to shareholders of the Company. By this instrument, the Company desires to amend the Plan to increase the number of shares of the Company's stock available for grant under the Plan from 2,500,000 to 4,000,000.

         1. The provisions of this Amendment will be effective as of date approved by the Stockholders of the Company at the Annual Meeting of Stockholders to be held on May 22. 2002.

         2. Section 5.1 of the Plan is hereby amended by replacing the number 2,500,000 with the number 4,000,000.

         3. This Amendment will amend only the provisions of the Plan as set forth herein. Those provisions of the Plan not expressly amended hereby shall be considered in full force and effect.